                                                                    Exhibit 10.9

                             TRIGGER EVENT CASH BONUS AGREEMENT

      THIS TRIGGER EVENT CASH BONUS AGREEMENT (the "Agreement"), is made by and between Skilled Healthcare Group Inc., a Delaware corporation (the "Company"), and John E. King ("Executive"), effective as of April 30, 2005, and is made part of that certain Employment Agreement between Executive and the Company (the "Employment Agreement").

                                   ARTICLE I.
                                  DEFINITIONS

      Whenever the following terms are used in this Agreement they shall have the meaning specified below unless the context clearly indicates to the contrary. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

      Section 1.1 "Affiliated Entities" shall mean Skilled Healthcare LLC and any entity that is controlled by and consolidated with in the financial statements of either the Company or Skilled Healthcare LLC.


      Section 1.2 "Applicable Conversion Ratio" is the Conversion Ratio that is tied to the specific Terminal Equity Value and is used to determine the Then Effective Ownership Percentage. The Conversion Ratios as they relate to the varying Terminal Equity Values are set forth on Schedule A hereof.

      Section 1.3 "Asset Sale" shall mean the date of closing for the sale of all or substantially all of the assets of the Company and its Affiliated Entities.

      Section 1.4 "Board" shall mean the Board of Directors of the Company, as constituted from time to time.

      Section 1.5 "Cash Bonus" shall have the meaning ascribed to it in Section
2.1 hereof.

      Section 1.6 "Cause" shall have the mean ascribed to it in the Employment Agreement.

      Section 1.7 "Credit Facilities" shall have the meaning ascribed to it in
Section 2.5 hereof.

      Section 1.8 "Disability" shall have the meaning ascribed to it in the Employment Agreement.

      Section 1.9 "Maximum Bonus Equivalent" for Executive, shall mean 13,329. Maximum Bonus Equivalent is intended to generally represent the number of shares of Common Stock or its equivalents that Executive would have been granted to obtain the equivalent value of the maximum Cash Bonus for a Trigger Event. For purposes of the calculation of Total Shares of Common Stock Outstanding, Executive's Maximum Bonus Equivalent, plus all other Maximum Bonus Equivalents granted to other employees of the Company shall be included.

      Section 1.10 "IPO" shall mean the date that the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company to the public occurs and the Common Stock becomes listed or quoted on a national security exchange or in the NASDAQ National Market Quotation System.

      Section 1.11 "Period of Employment" shall mean October 1, 2004 through and including October 1, 2009.

      Section 1.12 "Qualifying Termination of Service" shall mean termination of Executive's employment with the Company and its Affiliated Entities by reason of Executive's death or Disability or any termination of Executive by the Company without Cause. In addition to the termination of Executive by the Company without Cause, as defined in Section 1.6, Executive shall be deemed to have been terminated by the Company without Cause if Executive resigns from the Company during the Period of Employment under circumstances defined under Section 5.4 of the Employment Agreement. The Board, in its reasonable good faith discretion, shall determine the effect of all matters and questions relating to a Termination of Service, including without limitation whether a Termination of Service is a Qualifying Termination of Service. In the event that the Executive disagrees with such Board's determination, then such matter shall be resolved pursuant to Section 21 of the Employment Agreement.

      Section 1.13 "Stock Sale" shall mean the date as of which at least a majority of the Company's then outstanding common stock is sold in a single transaction or series of substantially related transactions and, unless otherwise approved by the Board, the consideration paid is cash or marketable securities.

      Section 1.14 "Termination of Service" shall mean termination of Executive's employment with the Company and its Affiliated Entities for any reason. The Board, in its discretion, shall determine the effect of all matters and questions relating to a Termination of Service, including, without limitation, whether a Qualifying Termination of Service has occurred.

      Section 1.15 "Terminal Equity Value" shall mean: (i) in the case of an IPO, the equity value of the Company's outstanding common stock determined based on the public offering price of the Company's common stock in the IPO and the number of shares of common stock outstanding immediately prior to the IPO; (ii) in the case of a Stock Sale, the equity value of the Company's outstanding common stock determined based on the net proceeds distributable in respect of the common stock of the Company that is sold in the Stock Sale and the number of shares of common stock outstanding; and (iii) in the case of an Asset Sale, the aggregate net proceeds that are or would be distributable in respect of all outstanding common stock of the Company assuming that the Company paid off its debt and preferred stock and debt securities, and liquidated on the Asset Sale, and assuming that any right, warrant or option to acquire any common stock of the Company entitled to be exercised is converted immediately prior to the distribution.


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      Section 1.16 "Then Effective Ownership Percentage" shall have the meaning and shall be determined as set forth in Section 3.1 and 3.2, and Schedule A hereof. The Then Effective Ownership Percentage varies with the Terminal Equity Value and the Total Shares of Common Stock Outstanding. The maximum Then Effective Ownership Percentage is 1% for a Terminal Equity Value of $375 million or more.

      Section 1.17 "Total Shares of Common Stock Outstanding" shall mean the total number of shares of Class A Common Stock outstanding immediately prior to the Trigger Event and without giving effect to the Trigger Event, including (i) all shares of Class A Common Stock issuable upon exercise or conversion of any then outstanding options, warrants and Class B Common Stock, plus (ii) the aggregate Maximum Bonus Equivalents of all employees, including Executive.

      Section 1.18 "Trigger Event" shall mean any of (i) an Asset Sale, (ii) an IPO, or (iii) a Stock Sale, in each case with a Terminal Equity Value equal to $175 million or more.

      Section 1.19 "Vested Bonus Equivalent" shall have the meaning ascribe to it in Section 3.2 hereof.

                                  ARTICLE II.
                    CASH BONUS PAYABLE UPON A TRIGGER EVENT

      Section 2.1 Cash Bonus

      Subject to Sections 2.2, 2.3 and 2.4, on the date of the closing of a Trigger Event, the Company shall pay to Executive a cash bonus ("Cash Bonus") equal to the product of (a) the sum of the Terminal Equity Value of the Company, plus the aggregate cash dividends paid by the Company on shares of its common stock prior to the Trigger Event, multiplied by (b) Executive's Then Effective Ownership Percentage (as determined pursuant to Section 3.1 or 3.2, as applicable). For purposes of determining the Cash Bonus, Executive's Then Effective Ownership Percentage is prorated between the Terminal Equity Values.

      Executive understands and agrees that issuances by the Company after April 30, 2005 of shares, options, warrants or other rights to acquire shares of Class A Common Stock or any Bonus Equivalents will reduce Executive's Then Effective Ownership Percentage and thus likely will result in a reduction in any Cash Bonus payable.

      Section 2.2 Escrow/Holdback

      In the event any part or all of the consideration payable to the Company or its stockholders in connection with a Trigger Event is paid into escrow or subject to holdback provisions, a portion or all of the Cash Bonus payable to Executive shall similarly be subject to such escrow or holdback provisions, in the same percentage as the escrowed amount relates to such total consideration. Thus, if 2% of the consideration payable to the Company (or its stockholders) in the Trigger Event is placed in escrow, then 2% of the Cash Bonus shall be placed the Company into escrow; the portion of the Cash Bonus so escrowed shall be paid to Executive only if and to the extent the escrowed or withheld Trigger Event consideration is


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released and paid to the Company (or its stockholders, as applicable). The terms of any Trigger Event escrow or holdback provisions shall govern the terms of the Company's right to withhold a portion of the Cash Bonus provided hereby.

      Section 2.3 No Cash Bonus

      (a) Termination of Employment or Employment Period. In the event prior to the Trigger Event there is a Termination of Service that is not a Qualifying Termination of Service, no Cash Bonus will be paid or payable to Executive, and this agreement shall cease to be of any further force or effect. In the event the Period of Employment expires prior to the Trigger Event, no Cash Bonus will be paid or payable to Executive, and this agreement shall cease to be of any further force or effect. Thus, if Executive resigns, is terminated for Cause or the Period of Employment terminates and is not extended, prior to a Trigger Event, then no Cash Bonus or other form of consideration shall be paid. In the event of a Qualifying Termination of Service, no Cash Bonus will be paid or payable unless, until and only to the extent a Trigger Event occurs.

      (b) Stock Sale, IPO or Asset Sale with a Terminal Equity Value less than $175 million. In the event of a Stock Sale, IPO or Asset Sale with a Terminal Equity Value of less than $175 million, no Cash Bonus will be paid or payable to Executive, and this agreement shall cease to be of any further force or effect.

      Section 2.4 Insufficient Funds

      In the event the Company does not have sufficient funds to pay the Cash Bonus or such payment would violate any of the provisions of any of the Company's existing or future credit facilities or indentures (collectively, the "Credit Facilities") then in effect, or the rights and preferences of preferred stock then outstanding, or any applicable law, then to the extent necessary to comply with the Credit Facilities, the preferred stock or applicable law, the Company shall make periodic payments toward the obligation herein to the maximum allowable under such restrictions up the amount of the obligation plus interest charges on amounts paid more than 45 days after the Trigger Event, but in no event in amounts less than a comparable amount paid pari-passu with any equity payment made pursuant to a Trigger Event. Interest charges applicable herein shall be on the unpaid balance of the obligation at the then-current Applicable Federal Rate.

                                  ARTICLE III.
            DETERMINATION OF THEN EFFECTIVE OWNERSHIP PERCENTAGE AND
                              TERMINAL EQUITY VALUE

      Section 3.1 Trigger Event During Period of Employment.

      In the event of a Trigger Event during the Period of Employment, Executive's Then Effective Ownership Percentage shall equal the product of:

      o     the quotient of (x) Executive's Maximum Bonus Equivalent divided by
            (Y) the Total Shares of Common Stock Outstanding;


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      o     multiplied by, the Applicable Conversion Ratio for the Terminal
            Equity Value for such Trigger Event.

The Bonus Payments based on Terminal Equity Values and Then Effective Ownership Percentages as of April 30, 2005 are set forth on Schedule A attached hereto.

      Section 3.2 Trigger Event following a Qualifying Termination of Service.

      In the event of a Trigger Event following a Qualifying Termination of Service, Executive's Then Effective Ownership Percentage shall equal the product of:

      o the quotient of (x) the Vested Bonus Equivalent divided by (Y) the Total Shares of Common Stock Outstanding;

      o multiplied by. the Applicable Conversion Ratio for the Terminal Equity Value.

For purposes of this Section 3.2, " Vested Bonus Equivalent" means 5,278 as of April 30, 2005, plus an additional 278 credited on the last day of each full calendar month (except for the last calendar month, which credit shall be for 267) elapsed from April 30, 2005 and ending with and including the earlier of
(i) last full calendar month prior to the month in which the Qualifying Termination of Service occurs or (ii) September 30, 2007. In no event, however, shall the Vested Bonus Equivalent exceed the Maximum Bonus Equivalent {i.e., 13,329).

For purposes of this Section 3.2, the Terminal Equity Value shall be determined as of the date of the Qualifying Termination of Service. If a Trigger Event occurs within nine months following the Qualifying Termination of Service, however, the Terminal Equity Value as of the Trigger Event (and not the Terminal Equity Value as of the Qualifying Termination of Service) shall be used to determine the Applicable Conversion Ratio.

      Section 3.3 Determination of Terminal Equity Value

      The Board shall determine the Terminal Equity Value, and for purposes of an a Asset Sale, the Board shall assume that the Company is a willing seller and sold its assets to a willing purchaser. The Terminal Equity Value shall be determined as of the Trigger Event, except in the case of a Qualifying Termination of Service, in which case the Terminal Equity Value shall be determined as of the date of the Qualifying Termination of Service. If a Trigger Event occurs within nine months following the Qualifying Termination of Service, however, the Terminal Equity Value as of the Trigger Event (and not the Terminal Equity Value as of the Qualifying Termination of Service) shall be used to determine the Cash Bonus. The Board shall provide prompt written notice to Executive of such valuation.

      If Executive disagrees with such valuation by the Board, Executive may, by written notice to the Board no later than 10 days after Executive is notified of the Board's determination of Terminal Equity Value, elect to have a nationally recognized valuation firm conduct a separate determination of such Terminal Equity Value. Any valuation firm selected must complete its determination within 75 days of its engagement and must base its


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

determination upon the applicable factor(s) identified in the definition of Terminal Equity Value. Executive shall initially select a nationally recognized valuation firm to conduct the determination. The Company must approve or deny the valuation firm selected by Executive within 15 business days, which approval shall not be unreasonably withheld. If the Company denies Executive's proposed valuation firm, Executive can select an alternate firm and the Company will have 10 business days to reasonably approve or deny such selection. If the Company denies Executive's second proposed valuation firm, Executive can select a third firm and the Company will have 5 business days to reasonably approve or deny such selection provided, however, that if the Company denies 3 nationally recognized valuation firms selected by Executive, Executive can require the Company to choose one of the 3 nominated firms within 5 business days, and if the Company does not select a firm Executive may select one of such firms. The Company shall be deemed to have approved any selection by Executive if it does not provide an approve or deny response within the specified time period.

      Following the determination of Terminal Equity Value by the valuation firm, the Company and Executive will have a 3 week period to mutually agree that the Terminal Equity Value will be the average or some other permutation of the Board's determination and the valuation firm's determination. If the Company and Executive do not agree to a Terminal Equity Value based on those two determinations within 3 weeks, the valuation firm and the Company will choose a second nationally recognized valuation firm by each proposing 3 candidates to the Company and Executive simultaneously within two weeks, and any candidate appearing on both lists will be selected (if more than one candidate appears on both lists the final selection will be determined by chance (i.e., flipping a coin)). If no candidate appears on both lists, the process will be repeated until a common candidate is found or the Company, in its sole discretion, can select any firm previously submitted by Executive. The second valuation firm will have 75 days to complete its determination of Terminal Equity Value (and if not completed the average of the Company's and the fast valuation firm's determinations will be used). After the second valuation firm completes its determination, the Terminal Equity Value used will be the average of the two determinations that are closest in value from among the three determinations (the Board's, the first valuation firm's, and the second valuation firm's).

      The Company will pay the costs of the first valuation firm, except that the Company shall be entitled to reimbursement from Executive for such costs if the first valuation firm's valuation is within 5 % of the Board's valuation. The Company and Executive will equally share the costs of the second valuation firm, if needed. If the Company is entitled to reimbursement from Executive for any costs in accordance with the preceding two sentences, the Company may offset all or a portion of the amount owing to the Company by Executive against any amount (including, without limitation, any amount of compensation) otherwise payable to Executive. The Company and Executive shall be bound by the final determination of Terminal Equity Value pursuant to this
 Section 3.3.


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      Section 3.4 Revisions to Applicable Conversion Ratios and Terminal Equity
Value Thresholds

      The Company and Executive shall negotiate in good faith revisions to the Applicable Conversion Ratios and the Terminal Equity Value thresholds, as applicable, in the event of any acquisitions, dispositions, combinations, mergers, consolidation, reorganization or similar corporate transaction that is reasonably expected to materially affect the Terminal Equity Value of the Company.

                                  ARTICLE IV.
                                 MISCELLANEOUS

      Section 4.1 Administration

      The Board shall have the power to interpret this Agreement and to adopt such rules for the interpretation and application of this Agreement as are consistent herewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Board in good faith, shall be made consistent with those made or applicable to the Company's other senior management shareholders, and shall be final and binding upon Executive, the Company and all other interested persons. No member of the Board shall be personally liable for any action, determination, or interpretation made in good faith.

      Section 4.2 Notices

      Any notice or other communication given pursuant to this Agreement shall be in writing and shall be personally delivered, sent by overnight courier or express mail, or mailed by first class certified or registered mail, postage prepaid, return receipt requested as follows:

      (a)   if to the Company:

      Skilled Healthcare Group, Inc.
      Attention: Board of Directors
      27442 Portola Parkway,
      Suite 200
      Foothill Ranch, California 92610

      With copy to:

      Heritage Partners, Inc.
      30 Rowes Wharf, Suite 300
      Boston, MA 02110
      Attn: Mark J. Jrolf


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

      (b)   if to Executive:

      Mr. John E. King
      25362 Gallup Circle
      Laguna Hills, CA 92623

      Either party may change its address set forth above by written notice given to the other party in accordance with the foregoing. Any notice shall be effective when personally delivered, 2 business days after being delivered to overnight courier or express mail, or 5 business days after by first class certified or registered mail, postage prepaid, return receipt requested.

      Section 4.3 Titles

      Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

      Section 4.4 Governing Law

      This Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of California, without regard to choice of law provisions thereof.

      Section 4.5 Amendments

      No amendment or waiver of this Agreement or any term, covenant, or condition hereof shall be binding upon the party against whom enforcement of such amendment or waiver is sought unless it is made in writing and signed by or on behalf of such party. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

      Section 4.6 Assignment

      This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that, in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets or stock of the Company with or to any other individual(s) or entity, this Agreement shall be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.


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

      IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of May_____________, 2005.

                                        SKILLED HEALTHCARE GROUP, INC.
                                        a Delaware corporation



                                        By   /s/ BOYD HENDRICKSON
                                          --------------------------------------
                                             Boyd Hendrickson
                                             Chief Executive Officer

EXECUTIVE


/s/JOHN E. KING
--------------------------------------

                                   SCHEDULE A

                                                                      BONUS
                                                                 PAYMENT BASED ON
                                             THEN EFFECTIVE        THEN EFFECTIVE
                            APPLICABLE         OWNERSHIP             OWNERSHIP
                            CONVERSION      PERCENTAGE AS OF      PERCENTAGE AS OF
 TERMINAL EQUITY VALUE        RATIO             4/30/05               4/30/05
 ---------------------      ----------      ----------------     -----------------
      $175,000,000            0.250              0.250%              $437,500
      $200,000,000            0.344              0.344%              $688,000
      $225,000,000            0.438              0.438%              $985,500
      $250,000,000            0.531              0.531%            $1,327,500
      $275,000,000            0.625              0.625%            $1,718,750
      $300,000,000            0.719              0.719%            $2,157,000
      $325,000,000            0.813              0.813%            $2,642,250
      $350,000,000            0.906              0.906%            $3,171,000
      $375,000,000            1.000              1.000%            $3,750,000

Then Effective Ownership Percentage is prorated between the Terminal Equity Values.

The Terminal Equity Value shall be determined as of the Trigger Event, except in the case of a Qualifying Termination of Service, in which case the Terminal Equity Value shall be determined as of the date of the Qualifying Termination of Service. If a Trigger Event occurs within nine months following the Qualifying Termination of Service, however, the Terminal Equity Value as of the Trigger Event (and not the Terminal Equity Value as of the Qualifying Termination of Service) shall be used to determine the Cash Bonus.

Then Effective Ownership Percentage as of 4/30/05 is based on 1,332,938 Total Shares of Common Stock Outstanding, which includes 1,193,587 shares of Class A Common Stock, an aggregate of 17,768 Maximum Bonus Equivalents of Executive and Mr. Wortley, 65,731 shares of Class B Common Stock held by Messrs. Hendrickson, Lynch and Rapp, 5,475 employee options and 50,377 warrants. The Then Effective Ownership Percentage and Bonus Payment will decrease in accordance with the terms of this agreement in the event of the issuance of any shares of Class A Common Stock, or any rights to acquire Class A Common Stock, or any Bonus Equivalents.